NI Holdings, Inc. Reports Results for Second Quarter Ended June 30, 2025

FARGO, North Dakota, August 8, 2025 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended June 30, 2025.

Summary of Second Quarter 2025 Results – Continuing Operations

(All comparisons vs. continuing operations for the second quarter of 2024, unless noted otherwise)

•	Direct written premiums of $109.5 million compared to $118.5 million. This reduction was driven by Non-Standard Auto (-56.4%) due to the continued impact of the strategic decision to significantly decrease our Non-Standard Auto premiums, partially offset by Home and Farm (8.1%) driven by higher rate and insured values along with new business growth in North Dakota.
•	Combined ratio of 125.1% versus 113.7%, primarily driven by higher unfavorable development of liability loss claims in Non-Standard Auto, decreased net earned premiums in Non-Standard Auto and a significant catastrophe event in North Dakota that exceeded the Company’s $20M reinsurance retention.
•	Total pre-tax catastrophe losses, net of reinsurance, of $20.0 million for the quarter and year-to-date, which adversely impacted the second quarter and year-to-date loss and loss adjustment expense ratios by 30.2 and 15.7 percentage points, respectively.
•	Net investment income increased 40.8% to $2.7 million, primarily driven by higher reinvestment rates in our fixed income portfolio and higher net realized gains.
•	Basic loss per share of ($0.57) compared to ($0.36).

	Three Months Ended June 30,			Six Months Ended June 30,
Dollars in thousands, except per share data (unaudited)	2025	2024	Change	2025	2024	Change
Direct written premiums	$109,519	$118,472	(7.6%)	$177,247	$201.513	(12.0%)
Net earned premiums	$73,005	$85,169	(14.3%)	$140,502	$155,053	(9.4%)
Loss and LAE ratio	91.2%	81.4%	9.8 pts	74.8%	70.6%	4.2 pts
Expense ratio	33.9%	32.3%	1.6 pts	35.5%	34.2%	1.3 pts
Combined ratio	125.1%	113.7%	11.4 pts	110.3%	104.8%	5.5 pts
Net loss attributable to NI Holdings	$(12,051)	$(19,622)	(38.6%)	$(5,591)	$(13,203)	(57.7%)
Continuing operations	$(12,051)	$(7,478)	61.2%	$(5,591)	$(543)	NM
Discontinued operations	-	$(996)	NM	-	$(1,512)	NM
Loss on sale of discontinued operations	-	$(11,148)	NM	-	$(11,148)	NM
Return on average equity	(19.4%)	(12.8%)	(6.6) pts	(4.6%)	(0.5%)	(4.1) pts
Basic loss per share	$(0.57)	$(0.94)	(39.4%)	$(0.27)	$(0.63)	(57.1%)
Continuing operations	$(0.57)	$(0.36)	58.3%	$(0.27)	$(0.03)	NM
NM = not meaningful

Management Commentary

“I want to begin by acknowledging the impact the recent historic storms have had on our North Dakota communities,” said Seth Daggett, President and Chief Executive Officer. “We are committed to continuing to provide support to help our insureds navigate these difficult times, and together, we will rebuild stronger and move forward. Turning to results, the second quarter was negatively impacted by the catastrophe event in North Dakota, primarily in Home and Farm, offset by favorable weather conditions in South Dakota and Nebraska. The favorable results in South Dakota and Nebraska demonstrate the impact of underwriting changes and geographic diversification we have undertaken in recent years, and we continue to be pleased with the results of those actions.

Our high-quality investment portfolio continued to provide positive returns, benefiting from the higher reinvestment rates in our fixed income portfolio. Although we faced a challenging quarter, including further unfavorable prior year reserve development in Non-Standard Auto, we remain confident in the strength of our core business and our ability to provide appropriate returns over time.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The Company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company until the date of sale.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of underwriting changes and other strategic actions on operating results, our plans to increase investments in people and technology, enhance distribution management efforts, and focus on expense management initiatives, our ability to generate consistent profitable growth and create lasting value for our shareholders, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, the changes in the international trade policies and the potential impact of such changes, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the SEC. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki

Executive Vice President, Treasurer and Chief Financial Officer
701-212-5976
IR@nodakins.com